                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           Saga Communications, Inc.
                (Name of Registrant as Specified In Its Charter)

                           Saga Communications, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                           SAGA COMMUNICATIONS, INC.
                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                            NOTICE OF ANNUAL MEETING
                                  MAY 12, 2003

To the Stockholders of
Saga Communications, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. (the "Corporation"), will be held at the Georgian Inn, 31327 Gratiot, Roseville, Michigan, on Monday, May 12, 2003 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are elected and qualified.

          (2) To ratify the selection by the Finance and Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 2003.

          (3) To approve the adoption of the Corporation's 2003 Employee Stock Option Plan.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            MARCIA LOBAITO
                                            Secretary

April 15, 2003
Mailed at Boston, Massachusetts

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                           SAGA COMMUNICATIONS, INC.

                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 2003

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Saga Communications, Inc. (the "Corporation") to be held on May 12, 2003 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 2003 will be entitled to vote. The stock transfer books will not be closed.

     Stockholders attending the meeting may vote by ballot. However, since many stockholders may be unable to attend the meeting, the board of directors is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the meeting.

     Registered stockholders can simplify their voting and save the Corporation expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank's or broker's voting process.

     In some instances the Corporation may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and the 2002 Annual Report. If requested by phone or in writing, the Corporation will promptly provide a separate copy of the proxy statement and the 2002 Annual Report to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Chief Financial Officer at 313-886-7070, and requests in writing should be sent to the Corporation, Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to the Corporation at the address above.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its Chief Financial Officer at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director and in favor of each proposal to be acted upon.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

     As of March 31, 2003, the Corporation had outstanding and entitled to vote 18,449,196 shares of Class A Common Stock and 2,360,370 shares of Class B Common Stock (the Class A and Class B Common Stock collectively, the "Common Stock"). Each share of Class A Common Stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting and each share of Class B Common Stock entitles the holder thereof to one vote in the election of directors and ten votes on the other matters to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class, except that in the election of directors the holders of Class A Common Stock vote as a separate class to elect two directors. Abstentions and broker non-votes will be counted in determining if a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the approval of the 2003 Employee Stock Option Plan and the ratification of accountants will have the same legal effect as a vote against such matter. Under the rules of the American Stock Exchange, brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors and the ratification of accountants. However, brokers that do not receive instructions are not entitled to vote on the approval of the Option Plan. As a result, broker non-votes will have no effect on the outcome of the election of directors or the ratification of accountants but will have the same legal effect as a vote against the approval of the Option Plan.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 15, 2003.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 2003, information concerning the ownership of shares of Common Stock by (i) each person or group who is known by the Corporation to own beneficially more than five percent of the issued and outstanding Common Stock, (ii) each director of the Corporation,
(iii) the Corporation's Chief Executive Officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the Corporation's last fiscal year, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

                                               NUMBER OF SHARES          PERCENT OF CLASS
                                          --------------------------   ---------------------
                  NAME                     CLASS A          CLASS B      CLASS A     CLASS B
                  ----                     -------          -------      -------     -------
T. Rowe Price Associates, Inc. .........  2,138,200(1)            --       11.6%        --
  100 E. Pratt Street
  Baltimore, MD 21202

Ronald Baron............................  5,760,565(2)            --       38.7%        --
  767 Fifth Avenue
  New York, NY 10153

David L. Babson & Company Inc. .........  1,102,873(3)            --       6.02%        --
  One Memorial Drive
  Cambridge, MA 02142

Edward K. Christian.....................        379        2,780,503(4)       *        100%
Jonathan Firestone......................     19,835               --          *         --
Gary Stevens............................      5,649(5)            --          *         --
Donald Alt..............................     29,964(5)            --          *         --
Kristin Allen...........................      4,359(5)            --          *         --
Brian Brady.............................        421(5)            --          *         --
Robert J. Maccini.......................      3,695(5)            --          *         --
Samuel D. Bush..........................    167,388(6)            --          *         --
Steven J. Goldstein.....................    410,771(6)            --        2.2%        --
Catherine A. Bobinski...................     93,665(6)            --          *         --
Warren S. Lada..........................    201,371(6)            --        1.1%        --
Marcia K. Lobaito.......................     98,602(6)            --          *         --
All directors and executive officers as
  a group...............................    962,461(5)(6)  2,780,503(4)     5.0%       100%

---------------
(1) These securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. (which owns 1,454,600 shares, representing 7.9% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to their joint
    Schedule 13G on file with the Securities and Exchange Commission ("SEC"), Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. have sole voting power with respect to 589,300 and 1,454,600 shares, respectively, have sole dispositive power with respect to 2,138,200 and 0 shares, respectively, and have no shared voting or dispositive power.

(2) According to their joint Schedule 13D on file with the SEC, Mr. Baron, Baron Capital Group, Inc. ("BCG") and Baron Capital Management, Inc. ("BCM") have sole voting and dispositive power with respect to 330,000 shares, and Mr. Baron, BCG, BAMCO, Inc., BCM and Baron Asset Fund have shared voting and dispositive power with respect to 5,430,565 shares, 5,430,565 shares, 4,520,400 shares, 910,166 shares, and 3,500,000 shares, respectively.

(3) According to its Schedule 13G on file with the SEC, David L. Babson & Company Inc. has sole voting power with respect to 1,096,723 shares, shared voting power with respect to 6,150 shares and sole dispositive power with respect to 1,102,873 shares.

(4) Includes 420,133 shares of Class B Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1992 Stock Option Plan.

(5) Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1997 Non-Employee Directors Stock Option Plan: Mr. Brady, 421 shares; Mr. Stevens, 5,649 shares; Mr. Alt, 885 shares; Ms. Allen, 4,359 shares; Mr. Maccini, 1,333 shares; and all executive officers and directors as a group, 12,647 shares.

(6) Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1992 Stock Option Plan: Mr. Bush, 162,739 shares; Mr. Goldstein, 201,983 shares; Ms. Bobinski, 91,180 shares; Mr. Lada, 192,357 shares; Ms. Lobaito, 96,560 shares; and all directors and executive officers as a group, 744,819 shares.

* Less than 1%.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of the Class A Common Stock and that the five persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share entitling the holder thereof to one vote. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                                PRINCIPAL OCCUPATION DURING           DIRECTOR
              NAME AND AGE                          THE PAST FIVE YEARS                SINCE
              ------------                      ---------------------------           --------
DIRECTORS TO BE ELECTED BY HOLDERS OF CLASS A COMMON STOCK:
Jonathan Firestone, 58..................  Marketing consultant since 2000;            12/92
                                          President and Chief Executive Officer of
                                          BBDO Minneapolis and director of BBDO,
                                          North America (advertising agency)
                                          from 1988 to 1999
Brian Brady, 44.........................  President and Chief Executive Officer of    8/02
                                          Northwest Broadcasting and Eagle Creek
                                          Broadcasting since 1995 and 2002,
                                          respectively.

DIRECTORS TO BE ELECTED BY HOLDERS OF CLASS A AND CLASS B COMMON STOCK, VOTING TOGETHER:
Edward K. Christian, 58.................  President, Chief Executive Officer and      3/92
                                          Chairman of the Corporation and its
                                          predecessor since 1986
Donald Alt, 57..........................  Broadcasting investor; Chairman of          7/97
                                          Forever Broadcasting since 1996; Chief
                                          Financial Officer of Keymarket Radio
                                          Companies from 1984 to 1996

                                                PRINCIPAL OCCUPATION DURING           DIRECTOR
              NAME AND AGE                          THE PAST FIVE YEARS                SINCE
              ------------                      ---------------------------           --------
Gary Stevens, 63........................  Managing Director, Gary Stevens & Co.       7/95
                                          (media broker) since 1986
Kristin Allen, 43.......................  Managing Director, Credit Suisse First      7/97
                                          Boston Corporation since 1997 and Vice
                                          President 1995-1997
Robert J. Maccini, 44...................  President, Signal Ventures Associates,      3/01
                                          Inc. d/b/a Media Services Group, Inc.
                                          (media broker) since 1989

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Ms. Allen and Messrs. Alt, Brady and Firestone (Chair), which is charged with the responsibility of reviewing certain of the Corporation's compensation programs and making recommendations to the Board of Directors with respect to compensation. The Compensation Committee met five times during the Corporation's last fiscal year. The Compensation Committee also administers the Corporation's stock option plans.

     The Board of Directors has a Finance and Audit Committee, currently comprised of Ms. Allen and Messrs. Alt (Chair), Brady and Firestone, which is charged with the responsibility of reviewing the Corporation's internal auditing procedures and accounting controls and considers the selection, retention and independence of the Corporation's outside auditors. The Finance and Audit Committee met three times during the Corporation's last fiscal year.

     The Board of Directors does not have a nominating committee as the Board as a whole considers the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     The Board of Directors held a total of five meetings during 2002. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served.

                           COMPENSATION OF DIRECTORS

     Each director of the Corporation who is not an employee receives fees of $4,000 per year, plus $1,000 for each Board or committee meeting attended in person and $200 for each telephonic meeting attended. In addition, the Chairs of the Committees receive $2,000 per year. Under the Corporation's 1997 Non-Employee Directors Stock Option Plan, options are granted to the directors in lieu of these fees. On the last business day of January of each year each eligible director is automatically granted an option to purchase that number of shares of the Corporation's Class A Common Stock equal to the amount of the retainer divided by the fair market value of the Class A Common Stock on the last trading day of the December immediately preceding the date of grant less $.01 per share. The options are immediately vested and exercisable at an exercise price of $.01 per share and may be exercised for a period of 10 years from the date of grant. Directors may elect to receive life insurance premiums in lieu of their compensation. Mr. Firestone is the only director to make such election and, as a result, the Corporation paid life insurance premiums on his behalf in the amount of $16,992 in 2002. Directors may elect to receive health insurance in addition to their fees. Messrs. Alt and Stevens are the only directors to make such election. Directors who are employees receive no additional compensation for serving as directors or attending Board or Committee meetings.

                       FINANCE AND AUDIT COMMITTEE REPORT

     The Finance and Audit Committee operates under a charter that was last amended and restated on March 28, 2001. As set forth in the charter, the role of the Committee is to assist the Board of Directors in its oversight of the Corporation's financial reporting process. In the Board of Director's judgment, all of the members of the Audit Committee are "independent" as required by the current listing standards of the American Stock Exchange.

     The Corporation's management is responsible for the preparation, presentation and integrity of the Corporation's financial statements, the Corporation's accounting and financial reporting principles, and the Corporation's internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Corporation's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee's responsibility is generally to monitor and oversee these processes.

     In the performance of its oversight function, the Committee:

        - Reviewed and discussed the Corporation's audited financial statements for the year ended December 31, 2002 with the Corporation's management and its independent auditors;

        - Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

        - Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

     The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. As a result, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures. In addition, the Committee's considerations and discussions referred to above do not assure that the audit of the Corporation's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Corporation's auditors are in fact independent.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

                          FINANCE AND AUDIT COMMITTEE
                                 Kristin Allen
                               Donald Alt (Chair)
                                  Brian Brady
                               Jonathan Firestone

                         COMPENSATION COMMITTEE REPORT

OVERVIEW

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of four independent non-employee members of the Board of Directors. The responsibilities of the Committee include reviewing the Corporation's management compensation programs and making recommendations to the Board of Directors with respect to compensation.

     The Committee believes that in order to maximize shareholder value the Corporation must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management compensation program is to both reward short-term performance and motivate long-term performance in such a way that management's incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of the Corporation, although no specific target level of equity holdings has been established by the Committee.

EXECUTIVE COMPENSATION PROGRAM

     In order to meet these objectives, the Corporation's executive compensation program consists of three primary components: salary, bonuses, and stock options. The Committee reviews the annual compensation for the six senior executives named in the Summary Compensation Table and the station managers (the "executives"). Salaries are established for each executive officer on the basis of the scope of responsibility and accountability within the Corporation, and take into account publicly available compensation levels for comparable positions in the entities which comprise the peer group used for the Performance Graph set forth on page 9 hereof (the "Peer Group"). The Committee attempts to set compensation levels approximating the median compensation rates of comparable positions in the Peer Group, while recognizing individual performance and budgeted operating profits. Bonuses for the executives are determined based on the Committee's judgment of the Corporation's operating profitability, growth in revenues and profits and overall financial condition, and the individual executive's contribution to these results.

     Grants of stock options are a major part of the Corporation's long-term incentive strategy. The Committee believes that options provide executives with an economic stake in the Corporation's future parallel to that of the stockholders.

     On the basis of the factors described above and the Committee's subjective judgment of each officer's performance, none of which factors are given specific numerical weighting, the Committee set the salaries, bonuses and stock option grants of the executives, including the President and Chief Executive Officer. The compensation of the senior executives was determined based on the Company's overall performance. Comparison of the Company's stock performance to its Peer Group was not a significant consideration in the determination of bonus amounts and stock option awards since the Committee believes the Company's operating performance is not directly reflected in the Company's stock valuation, owing in part to its relatively small capitalization and consequent lack of broad-based institutional ownership. The Committee intends to reevaluate its compensation policies on an annual basis.

     In 1998 options were granted to Messrs. Christian, Bush and Lada based on a five year plan whereby the total number of options that would normally have been granted over the period 1998 to 2003 were granted in 1998. In addition to the historic five year vesting period that would have been normal for prior grants, these options require that a target stock price representing minimally accepted annual stock price growth be attained and maintained for a period of 5 consecutive days. It is believed that this structure will assure that these three members of the management team are directly tied to stockholders interests, mainly growing the stock price. The stock price target has been attained and maintained for the 5 day period. As a result, 80% of these options have now vested.

CEO COMPENSATION

     In 2002, the Corporation's most highly compensated executive officer was Edward K. Christian, President and Chief Executive Officer. Mr. Christian received salary of $436,465 in 2002 and a bonus of $425,000. In accordance with his employment agreement, Mr. Christian also received a bonus of $306,119 to forgive 20% of a loan from the Corporation and certain related taxes, as described below under "Employment Contract" and "Certain Transactions." No options were granted to Mr. Christian in 2002. In 2002, the Corporation entered into a seven year employment agreement with Mr. Christian, as described below under "Employment Contract."

     In determining the 2002 bonus paid to Mr. Christian, the Committee took into account the Corporation's financial performance in 2002 and the criteria discussed above. During the year ended December 31, 2002, the Corporation's net revenue increased by 10.4% over the year ended December 31, 2001. Station operating income (excluding depreciation, amortization and corporate general and administrative expenses) increased by 11.0% and net income for the year ended December 31, 2002 was $14.0 million compared to $8.6 million for the year ended December 31, 2001. Set forth below is a chart summarizing the Corporation's operating results over the past three fiscal years.

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2002        2001        2000
                                                               ----        ----        ----
                                                                      (IN THOUSANDS)
     Net Operating Revenue.................................  $114,782    $103,956    $101,746
     Station Operating Income..............................  $ 41,432    $ 37,316    $ 39,259
     Net Income............................................  $ 13,955    $  8,565    $  8,650

     Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million that is not performance-based are disallowed for publicly-traded companies. In order to qualify some or all of the bonus portion of the Chief Executive Officer's compensation package as performance-based compensation within the meaning of Section 162(m), the Board adopted the Chief Executive Officer Annual Incentive Plan effective beginning in the year 2000. However, the Board, in its discretion, may also award bonuses to Mr. Christian which are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Of Mr. Christian's bonus under the Plan in 2002, $350,000 qualified as performance-based compensation and the remaining $381,119 did not.

                             COMPENSATION COMMITTEE
                                 Kristin Allen
                                   Donald Alt
                                  Brian Brady
                           Jonathan Firestone (Chair)

                            COMMON STOCK PERFORMANCE

     Set forth below is a line graph comparing the cumulative total stockholder return for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 of the Corporation's Class A Common Stock against the cumulative total return of the AMEX Market Value Index and a peer group selected by the Corporation consisting of the following radio and/or television broadcast companies: Arbitron Inc., Beasley Broadcast Group Inc., Big City Radio Inc, Clear Channel Communications Inc., Cox Radio Inc., Cumulus Media Inc., Walt Disney Co., Emmis Communications Corp, Entercom Communications Corp, Entravision Communications Corp., Fisher Communications Inc., Hispanic Broadcasting Corp., Interep National Radio Sales Inc., Jefferson Pilot Corp., Radio One Inc., Radio Unica Communications Corp., Regent Communications Inc., Saga Communications, Inc., Salem Communications Corp., Sirius Satellite Radio Inc., Spanish Broadcasting System Inc., Viacom Inc., Westwood One Inc. and X M Satellite Radio Holdings Inc. This Peer Group is intended to substantially replicate the companies included in the M Street Radio Stock Index, the index that the Corporation had used in prior proxy statements. This index was discontinued in late 2001. The graph and table assume that $100 was invested on December 31, 1997 in each of the Corporation's Class A Common Stock, the AMEX Market Value Index and the Peer Group and that all dividends were reinvested.

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                          12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
----------------------------------------------------------------------------------------------------------------
 Saga Communications Inc.                  $100.00     $ 120.6     $ 148.9     $ 109.4     $ 152.2     $ 174.6
----------------------------------------------------------------------------------------------------------------
 AMEX Stock Market (US Companies)          $100.00     $ 107.3     $ 141.6     $ 131.4     $ 122.3     $  99.9
----------------------------------------------------------------------------------------------------------------
 Peer Group                                $100.00     $ 112.2     $ 143.5     $ 114.7     $ 103.8     $  88.3
----------------------------------------------------------------------------------------------------------------

     The comparisons in the above table are required by the SEC. This table is not intended to forecast or to be indicative of any future return on the Corporation's Class A Common Stock.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the years ended December 31, 2002, 2001 and 2000 of the Corporation's chief executive officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                                               ------
                                                                             SECURITIES
                                                            ANNUAL           UNDERLYING
                                                         COMPENSATION         OPTIONS/
                                                      -------------------       SARS          ALL OTHER
         NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS     (SHARES)(1)    COMPENSATION(2)
         ---------------------------           ----    ------     -----     -----------    ---------------
Edward K. Christian..........................  2002   $436,435   $731,119(3)        --         $ 2,948
  President, Chief Executive Officer           2001   $395,859   $811,235(4)    18,542         $ 3,310
                                               2000   $382,472   $756,502(4)        --         $ 3,221

Steven J. Goldstein..........................  2002   $312,769   $ 80,000      30,610          $11,825
  Executive Vice President and Group           2001   $307,000   $ 75,000      26,962          $ 2,288
  Program Director                             2000   $297,044   $ 75,000      29,968          $ 2,184

Warren S. Lada...............................  2002   $234,423   $ 30,000          --          $ 1,452
  Senior Vice President-Operations             2001   $214,231   $ 25,000      14,755          $ 1,622
                                               2000   $190,181   $ 25,000          --          $ 1,212

Samuel D. Bush...............................  2002   $229,423   $ 30,000          --          $ 1,355
  Senior Vice President, Chief                 2001   $204,904   $ 25,000      13,876          $ 1,458
  Financial Officer                            2000   $183,750   $ 25,000          --          $ 1,104

Marcia K. Lobaito............................  2002   $110,462   $ 17,500      14,967          $   727
  Vice President, Corporate                    2001   $104,981   $ 15,000      14,544          $   662
  Secretary, Director of                       2000   $ 98,000   $ 15,000      13,183          $   567
  Business Affairs
Catherine A. Bobinski........................  2002   $108,731   $ 17,500      14,162          $   585
  Vice President, Controller,                  2001   $104,981   $ 15,000      14,544          $   567
  Chief Accounting Officer                     2000   $ 98,000   $ 15,000      13,183          $   501


---------------
(1) Restated to reflect five-for-four stock split effective June 15, 2002.

(2) Consists of life insurance premiums or payments in lieu thereof in 2002, 2001 and 2000.

(3) Includes bonus of $306,119 to forgive 20% of a loan from the Corporation and federal and state income tax liabilities related to such loan. See "Employment Contract" and "Certain Transactions" below.

(4) Includes bonus of $386,235 to forgive 20% of a loan from the Corporation and federal and state income tax liabilities related to such loan. See "Employment Contract" below and "Certain Transactions."

     The following table sets forth certain information relating to option grants pursuant to the Corporation's 1992 Stock Option Plan (the "Option Plan") in the year ended December 31, 2002 to the individuals named in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                              POTENTIAL
                                                           INDIVIDUAL GRANTS                                  REALIZABLE
                                   ------------------------------------------------------------------      VALUE AT ASSUMED
                                                       % OF                                                ANNUAL RATES OF
                                     NUMBER OF        TOTAL                                                  STOCK PRICE
                                    SECURITIES     OPTIONS/SARS   EXERCISE                                 APPRECIATION FOR
                                    UNDERLYING      GRANTED TO       OR        GRANT-                           OPTION
                                     OPTIONS/       EMPLOYEES       BASE     DATE MARKET                      TERM(3)(4)
                                       SARS         IN FISCAL      PRICE        PRICE      EXPIRATION   ----------------------
              NAME                 GRANTED(1)(2)       YEAR        ($/SH)     PER SHARE       DATE         5%          10%
              ----                 -------------   ------------   --------   -----------   ----------      --          ---
Edward K. Christian..............         --             --            --          --            --           --            --
Steven J. Goldstein..............     30,610             19%       $20.80      $20.80       5/30/12     $400,410    $1,014,717
Warren S. Lada...................         --             --            --          --            --           --            --
Samuel D. Bush...................         --             --            --          --            --           --            --
Marcia K. Lobaito................     14,967              9%       $20.80      $20.80       5/30/12     $195,783    $  496,154
Catherine A. Bobinski............     14,162              9%       $20.80      $20.80       5/30/12     $185,253    $  469,468

---------------

(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(2) Granted to the named executive officers on May 30, 2002 pursuant to the Option Plan. The options become exercisable in 20% increments on March 1, 2003, 2004, 2005, 2006 and 2007, respectively. If a Change of Control (as defined in the Option Plan) occurs, these options would become immediately exercisable.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $33.88 and 10% results in a stock price per share of $53.95.

(4) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

     The following table sets forth certain information with respect to options exercised during the year ended December 31, 2002 by the individuals named in the Summary Compensation Table and unexercised options to purchase the Corporation's Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above.

                            FY-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                   OPTIONS/SARS AT              IN-THE-MONEY OPTIONS/
                                  SHARES                              FY-END(1)                   SARS AT FY-END(2)
                                 ACQUIRED         VALUE      ----------------------------    ----------------------------
            NAME              ON EXERCISE(1)     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----              --------------     --------    -----------    -------------    -----------    -------------
Edward K. Christian.........      13,424         $169,121      323,145          96,968       $2,792,213       $750,175
Steven J. Goldstein.........      97,208         $390,384       93,755         108,228       $  638,220       $372,036
Warren S. Lada..............      31,659         $528,535      148,419          43,938       $1,438,186       $316,542
Samuel D. Bush..............          --               --      121,347          41,392       $1,035,901       $298,285
Marcia K. Lobaito...........       3,050         $ 59,467       45,056          51,085       $  348,703       $174,411
Catherine A. Bobinski.......       7,625         $142,830       40,481          50,699       $  280,069       $174,411

---------------
(1) Reflects five-for-four stock splits effective July 31, 1995, April 30, 1996, April 1, 1997, May 29, 1998, December 15, 1999 and June 15, 2002.

(2) Based on the closing price on the American Stock Exchange of the Corporation's Class A Common Stock on December 31, 2002 ($19.00).

EMPLOYMENT CONTRACT

     Mr. Christian has an employment agreement with the Corporation which expires in March 2009. The agreement provides for certain compensation, death, disability and termination benefits, as well as the use of an automobile. The 2002 base annual salary under the agreement was $450,000 effective April 1, 2002, increasing to $500,000 per year effective January 1, 2003. The agreement also provides for annual cost of living adjustments. The agreement provides that he is eligible for annual bonuses and stock options to be awarded at the discretion of the Board of Directors. The agreement provides that Mr. Christian's aggregate compensation in any year may not be less than his average aggregate annual compensation for the prior three years unless his or the Corporation's performance shall have declined substantially. The agreement may be terminated by either party in the event of Mr. Christian's disability for a continuous period of eight months, or an aggregate period of twelve months within any 18 month period. In addition, the Corporation may terminate the agreement for cause and Mr. Christian may terminate the agreement at any time after the sale of all or substantially all of the Corporation's assets or the merger of the Corporation if the Corporation is not the surviving entity.

     The agreement provides that upon the sale or transfer of control of the Corporation, Mr. Christian's employment will be terminated and he will be paid an amount equal to five times the average of his total compensation for the preceding three years plus an additional amount as is necessary for applicable income taxes related to the payment. For the three years ended December 31, 2002 his average annual compensation, as defined by the employment agreement, was approximately $828,000.

     The agreement provides that Mr. Christian's bonuses would be paid in accordance with the Chief Executive Officer Annual Incentive Plan. However, the Board, in its discretion, may also award bonuses to Mr. Christian that are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

     The agreement contains a covenant not to compete restricting Mr. Christian from competing with the Corporation in any of its markets during the term of the agreement and for a three year period thereafter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 2002 all
Section 16(a) filing requirements applicable to its insiders were complied with.

                              CERTAIN TRANSACTIONS

ACQUISITION OF STATIONS FROM AFFILIATES OF DIRECTORS

     On January 8, 2003 the Corporation entered into an agreement to acquire an FM radio station (WINQ-FM) in the Winchendon, Massachusetts market for approximately $400,000 plus an additional $500,000 if within five years of closing the Corporation obtains approval from the FCC for a city of license change. The radio station is owned by a company in which Robert Maccini, a member of the board of directors, has a 26% beneficial ownership interest. The purchase price was determined on an arm's length basis. The transaction, which is subject to FCC approval, is expected to close during the second quarter 2003. The Corporation began operating this station under the terms of a time brokerage agreement ("TBA") on February 1, 2003.

     On February 1, 2001, the Corporation acquired an FM radio station (WVVR-FM) serving the Clarksville, Tennessee/Hopkinsville, Kentucky market for approximately $7,000,000, including approximately $1,000,000 of Class A Common Stock. The radio station was owned by a company in which Donald Alt, a member of the board of directors, had a 35% beneficial ownership interest. The purchase price was determined on an arm's length basis. The Corporation also obtained an opinion from an independent appraiser that the purchase price was fair from a financial point of view.

COMMISSIONS PAID TO AFFILIATES OF DIRECTORS

     On May 1, 2002, in connection with the acquisition of two AM and two FM radio stations (WKBK-AM, WKNE-FM and WKVT-AM/FM) serving the Keene, New Hampshire and Brattleboro, Vermont markets, respectively, for approximately $9,400,000, the Corporation paid a company that is affiliated with Robert Maccini, a member of the board of directors, a brokerage commission of $200,000.

     On November 1, 2002, in connection with the acquisition of an AM and FM radio station (WJQY-AM and WJOI-FM) serving the Springfield, Tennessee market for approximately $1,525,000, a company controlled by Gary Stevens, a member of the board of directors, received a brokerage commission of approximately $70,000 from the seller.

NOTE RECEIVABLE FROM PRINCIPAL STOCKHOLDER

     In December 1992, Mr. Christian issued a promissory note in the amount of $690,700 to the Corporation. The loan from the Corporation bore interest at a rate per annum equal to the lowest rate necessary to avoid the imputation of income for federal income tax purposes. As part of a previous five-year employment agreement with Mr. Christian that expired March 31, 2002, the loan was ratably forgiven 20% per year in each of the years 1998, 1999, 2000, 2001 and 2002. The Corporation also paid to Mr. Christian such amounts as were necessary to enable him to pay all related federal and state income tax liabilities.

LOAN TO PRINCIPAL STOCKHOLDER AND TRANSACTIONS WITH AFFILIATE OF FAMILY MEMBER OF PRINCIPAL STOCKHOLDER

     In May 1999 the Corporation lent $125,000 to Mr. Christian. The loan bore interest at 7% per annum. Principal and interest on the loan was repaid in two equal installments on May 5, 2000 and 2001. Mr. Christian loaned the proceeds of his loan to Surtsey Productions, Inc. to finance the purchase of the assets of television station KVCT, Victoria, Texas. Surtsey Productions, Inc. is a multi-media company 100%-owned by Dana Raymant, the daughter of Edward K. Christian, the President, Chief Executive Officer and a director of the Corporation. Under the FCC's ownership rules, the Corporation is prohibited from owning or having an attributable or cognizable interest in this station. The Corporation operates KVCT under a TBA with Surtsey Productions. Under the 16 year TBA, the Corporation paid to Surtsey Productions two lump-sum payments of approximately $118,000 and $122,000 in 2001 and 2002, respectively, and paid fees under the TBA of $2,000 per month. During 2002 and in January 2003 we prepaid future expenses due under the TBA on or before March 2003 of $50,000 and $25,000, respectively.

     A number of the Corporation's radio and television stations have utilized the graphic design services, consisting primarily of on-air graphics for news broadcasts, of Surtsey Productions. For the years ended December 31, 2002 and 2001 the total fees paid to Surtsey Productions for such services was approximately $45,000 and $112,000, respectively. Surtsey Productions leases office space in a building owned by the Corporation and paid the Corporation rent of approximately $33,000 during each of the years ended December 31, 2002 and 2001.

     On March 7, 2003 the Corporation entered into an agreement of understanding with Surtsey Productions whereby the Corporation guaranteed up to $1,250,000 of the debt incurred by Surtsey Productions in closing on the acquisition of a construction permit for KFJX-TV station in Pittsburg, Kansas. In consideration for the guarantee, Surtsey Productions has agreed to enter into various agreements with the Corporation relating to the station, including a Shared Services Agreement, Technical Services Agreement, Agreement for the Sale of Commercial Time, Option Agreement and Broker Agreement. Under the FCC's ownership rules, the Corporation is prohibited from owning or having an attributable or cognizable interest in this station. It is contemplated that such agreements will be executed on or before September 1, 2003.

               PROPOSED APPROVAL OF THE SAGA COMMUNICATIONS, INC.
                        2003 EMPLOYEE STOCK OPTION PLAN

     The Corporation's 1992 Stock Option Plan expired in December 2002. On February 26, 2003 the Board adopted the Saga Communications, Inc. 2003 Employee Option Plan (the "2003 Option Plan"), subject to stockholder approval at the 2003 Annual Meeting.

BOARD RECOMMENDATION

     The Board recommends a vote FOR the approval of the adoption of the 2003 Option Plan. Approval of the adoption of the 2003 Option Plan will require the favorable vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present.

DESCRIPTION OF THE OPTION PLAN

     The principal features of the 2003 Option Plan are summarized below, but such summary is qualified in its entirety by reference to the terms of the Option Plan, a copy of which is attached hereto as Exhibit A.

     Participation. Employees of the Corporation, including directors who are employees of the Corporation, are eligible to receive options under the 2003 Option Plan.

     Administration. The 2003 Option Plan is administered by the Compensation Committee of the Board of Directors of the Corporation, which interprets and construes the terms of the 2003 Option Plan. After being granted an option, each optionee must enter into an option agreement with the Corporation setting forth the terms of the option. Upon exercise of options, optionees are required to pay the option price in full prior to receipt of certificates representing shares of Common Stock.

     Terms of Options. The number of shares of Common Stock that may be issued upon exercise of options granted under the 2003 Option Plan may not exceed 1,500,000 shares of Class A Common Stock and 500,000 shares of Class B Common Stock. Options granted under the 2003 Option Plan may be either incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986 or non-qualified options, in the discretion of the Compensation Committee. See "Federal Income Tax Consequences" below. Options for Class A Common Stock may be granted to any employee of the Corporation but only Edward K. Christian, President, Chief Executive Officer, a director and the holder of 100% of the outstanding Class B Common Stock of the Corporation, may be granted options for Class B Common Stock. Incentive stock options granted pursuant to the Option Plan may be for terms not exceeding 10 years from the date of grant, except in the case of incentive stock options granted to persons owning more than 10% of the total combined voting power of all classes of stock of the Corporation, which may be granted for terms not exceeding five years. In the case of non-qualified options granted pursuant to the 2003 Option Plan, the terms and price shall be determined in the discretion of the Compensation Committee. Incentive stock options may not be granted at a price which is less than 100% of the fair market value of the shares (110% in the case of persons owning more than 10% of the total combined voting power of all classes of stock of the Corporation).

     Stock Dividends or Splits. Appropriate adjustments will be made in the number of shares covered by the 2003 Option Plan and by each option and to the option exercise price in the event of any change in the Class A or Class B Common Stock of the Corporation by reason of any reorganization, recapitalization, reclassification, stock split or reserve stock split, or of any similar change affecting the Corporation's voting stock.

     Duration and Amendment of 2003 Option Plan. The 2003 Option Plan shall remain in effect until all shares subject to, or which may become subject to, the 2003 Option Plan shall have been issued pursuant to the 2003 Option Plan; provided that the Board may terminate the 2003 Option Plan prior to that date. Amendments may be made by the Board of Directors, provided, however, that without the approval of the stockholders, the Board may not change the maximum number of shares available under the 2003 Option Plan or permit the granting of an option at a price less than that determined by the terms of the 2003 Option Plan. No action of the Board or stockholders may deprive existing optionees of any rights under the 2003 Option Plan without the consent of the optionee.

     Federal Income Tax Consequences. The grant of a non-qualified option does not result in recognition of income to the optionee. Upon the exercise of a non-qualified option, the amount by which the fair market value of the Corporation's Common Stock on the date of exercise exceeds the option exercise price is taxed to the optionee as ordinary income. The Corporation is entitled to a deduction in the amount of the ordinary income realized by the optionee. At such time as the optionee sells shares issued to him upon exercise of his non-qualified option, he will realize gain or loss in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised.

     Under current federal income tax law, an optionee who is granted incentive stock options will not realize taxable income by reason of the grant or the exercise of an incentive stock option (except that the difference between the fair market value of the stock at the time of exercise and the option exercise price paid by the optionee will be includable in the optionee's income for alternative minimum tax purposes). If an optionee exercises an incentive stock option and does not dispose of the shares of Common Stock within two years of the date the option was granted or within one year of the date the shares were transferred to the optionee, any gain realized upon disposition will be taxable to the optionee as a long-term capital gain, and the Corporation will not be entitled to any deduction. However, if the optionee disposes of the stock prior to satisfying the applicable holding period requirements (a "disqualifying disposition"), the difference between the option exercise price and the lesser of (i) the amount received upon disposition of the shares, and (ii) the fair market value of the shares on the date of exercise of the option will be treated as compensation income to the optionee that is taxable at ordinary income tax rates. Any gain recognized in excess of the ordinary income recognized by an optionee on a disqualifying disposition will be capital gain. If upon disposition of shares acquired pursuant to an incentive stock option an optionee receives less than the exercise price paid for such shares, the optionee will recognize a capital loss. The Corporation generally will be entitled to a deduction in the amount of ordinary income recognized by an optionee as the result of a disqualifying disposition.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this proxy statement, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the 2003 Option Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the 2003 Option Plan and the sale or other disposition of shares acquired upon exercise of options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table sets forth as of December 31, 2002, the number of securities outstanding under the Corporation's equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under these plans:

                                                            (A)             (B)               (C)
                                                                                           NUMBER OF
                                                                                          SECURITIES
                                                         NUMBER OF                         REMAINING
                                                       SHARES TO BE      WEIGHTED-       AVAILABLE FOR
                                                        ISSUED UPON       AVERAGE       FUTURE ISSUANCE
                                                        EXERCISE OF    EXERCISE PRICE    UNDER EQUITY
                                                        OUTSTANDING    OF OUTSTANDING    COMPENSATION
                                                         OPTIONS,         OPTIONS,           PLANS
                                                       WARRANTS, AND    WARRANTS AND      (EXCLUDING
                    PLAN CATEGORY                         RIGHTS           RIGHTS         COLUMN (A))
                    -------------                      -------------   --------------   ---------------
Equity Compensation Plans Approved by Shareholders:
  Employee Stock Purchase Plan.......................           --        $    --          1,562,500
  1992 Stock Option Plan.............................    1,824,874        $ 12.44                 --
  1997 Non-Employee Director Stock Option Plan.......       14,237        $  .007            175,941
Equity Compensation Plans Not Approved by
  Shareholders.......................................            0                                 0
                                                         ---------                        ----------
Total................................................    1,839,111                         1,738,441
                                                         =========                        ==========

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by the Finance and Audit Committee of the Board, of Ernst & Young LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 2003 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of Ernst & Young LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     The Finance and Audit Committee of the Board has determined that the non-audit services performed by Ernst & Young LLP for the Corporation during 2002 are compatible with maintaining their independence.

     The Board recommends a vote FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2003.

AUDIT FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Corporation's consolidated financial statements for the year ended December 31, 2002 and the reviews of the Corporation's financial statements included in its Forms 10-Q filed during 2002 were $203,100.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were billed by Ernst & Young LLP in 2002 for information technology consulting services relating to financial information systems design and implementation.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young LLP for services rendered to the Corporation, other than the audit fees discussed above, for the year ended December 31, 2002 were $90,497. These fees related primarily to tax services and employee benefit plan audits.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 2002 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Under the regulations of the SEC, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 2004 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236 and must be received at that address on or before December 17, 2003, in order to be included in the Corporation's proxy statement relating to the 2004 Annual Meeting. All such proposals which are not to be included in the Corporation's proxy statement relating to the 2004 Annual Meeting must be received at the above address on or before March 1, 2004.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

                                          By order of the Board of Directors,

                                          MARCIA LOBAITO
                                          Secretary
Grosse Pointe Farms, Michigan
April 15, 2003

                                                                       EXHIBIT A

                           SAGA COMMUNICATIONS, INC.

                        2003 EMPLOYEE STOCK OPTION PLAN

1.  PURPOSE

     This 2003 Employee Stock Option Plan (the "Plan") establishes a method of granting options to purchase the Class A Common Stock and Class B Common Stock of Saga Communications, Inc. and its subsidiaries (the "Company") in order to encourage stock ownership by officers and key employees of the Company, to provide an incentive for such persons to expand and improve the profits and prosperity of the Company, thus enhancing the value of the stock for the benefit of the stockholders, and to assist the Company in attracting key personnel. Options granted pursuant to the Plan shall hereinafter be referred to as "Options."

2.  ADMINISTRATION

     The Plan shall be administered by the members of the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall from time to time in its discretion determine (i) the employees eligible for Options, (ii) the number of shares subject to each Option, (iii) whether the Option is intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor provision thereto (an "Incentive Stock Option"), or is not intended to meet such requirements (a "Nonqualified Stock Option"), and (iv) such other matters specifically delegated to it under this Plan.

     The Committee shall have the final authority to interpret and construe the terms of the Plan and of any Option. No member of the Committee shall be liable for any action, interpretation or construction made in good faith with respect to the Plan or any Option.

3.  STOCK

     Subject to adjustment in accordance with the provisions of Article 5(g) hereof, the maximum number of shares of Common Stock of the Company ("Shares") to be reserved for issuance upon the exercise of Options granted under the Plan shall not exceed 1,500,000 shares of Class A Common Stock and 500,000 shares of Class B Common Stock. Any or all of the shares subject to Options under the Plan may be authorized but unissued shares of Common Stock, or issued shares of Common Stock held by the Company in its treasury, as the Committee shall determine.

     In the event that an Option expires or is terminated, the Shares allocable to the unexercised portion of such Option may again be subject to an Option.

4.  ELIGIBILITY

     Any employee of the Company is eligible to receive Options. However, the Committee may grant Options for Class B Common Stock only to Edward K. Christian.

5.  TERMS AND CONDITIONS OF OPTIONS

     Options shall be evidenced by agreements ("Option Agreements") in such form as the Committee shall from time to time determine, which agreements shall comply with and be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

  (A) OPTION PERIOD

     The term of each Option shall be fixed by the Committee in its sole discretion; provided that (i) no Incentive Stock Option shall be exercisable more than 10 years from the date the Option is granted, and (ii) no Incentive Stock Option granted to an employee possessing more than 10% of the total combined voting power of all classes of the Company's stock (a "10% Holder") shall be exercisable more than five years from the date the Option is granted. The Committee, in its discretion, may prescribe conditions or events which may result in the shortening or termination of the period during which the Option may be exercised.

  (B) NUMBER OF SHARES; TYPE OF OPTION

     Each Option Agreement shall state the number of Shares to which it pertains and shall clearly identify the Option as either an Incentive Stock Option or a Nonqualified Stock Option, as the case may be.

  (C) OPTION PRICE

     The purchase price per Share purchasable under the Option ("Option Price") shall be determined by the Committee in its sole discretion, provided that (i) the Option Price for Incentive Stock Options shall not be less than the fair market value of the Shares on the date of the grant of the Option, and (ii) the Option Price for Incentive Stock Options granted to a 10% Holder shall not be less than 110% of the fair market value of the Shares on the date of the grant of the Option. The Committee shall determine, in good faith, the fair market value of the Shares.

  (D) MEDIUM AND TIME OF PAYMENT

     The Option Price shall be payable in such form or forms, including without limitation payment by delivery of cash, Shares, or other consideration having a fair market value on the exercise date equal to the Option Price, or any combination thereof, as the Committee may specify in the Option Agreement.

  (E) EXERCISABILITY OF OPTION

     Options shall be exercisable at such time or times as determined by the Committee. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary date of the granting of such Option.

  (F) NON-TRANSFERABILITY

     An Incentive Stock Option shall be exercisable during the optionee's lifetime only by the optionee and after the optionee's death only by the optionee's legal representative. The Incentive Stock Option shall not be assignable or transferable by the optionee otherwise (i) than by will or the laws of descent or distribution, or (ii) pursuant to a qualified domestic relations order, as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, as amended, or the rules thereunder.

     A Nonqualified Stock Option shall be exercisable during the optionee's lifetime only by the optionee or a Permitted Transferee (as hereinafter defined) and after the optionee's death only by the optionee's legal representative or Permitted Transferee. The Nonqualified Stock Option shall not be assignable or transferable by the optionee otherwise (i) than by will or the laws of descent or distribution, (ii) pursuant to a qualified domestic relations order, as defined by the Internal Revenue Code of 1986, as amended, or Title I of the

Employee Retirement Income Security Act, as amended, or the rules thereunder, or
(iii) to a Permitted Transferee if no consideration is received by the optionee for such transfer.

     For purposes of this Article 5(f), a "Permitted Transferee" shall be a member of the immediate family (i.e., parent, spouse or child) of the optionee. Once so transferred, it shall not be further transferable. Any transferee shall be required to provide evidence of transfer satisfactory to the Committee. No transfer by the optionee by will or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option.

  (G) ADJUSTMENTS IN EVENT OF CHANGE IN SHARES

     In the event of any change in the Shares of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of Shares at a price substantially below fair market value, or rights offering to purchase Shares, or of any similar change affecting the Shares, the number and kind of Shares which thereafter may be optioned and sold under the Plan and the number and kind of Shares subject to Option in outstanding Option Agreements and the Option Price thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable in its discretion to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

  (H) NO RIGHTS AS A SHAREHOLDER

     An optionee or a transferee of an Option shall have no rights as a shareholder with respect to Shares covered by the Option until a stock certificate is issued for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

  (I) NO RIGHT TO CONTINUED EMPLOYMENT

     The Option Agreement shall not confer upon the optionee any right with respect to continuance of employment by the Company nor shall it interfere in any way with the right of the Company to terminate the optionee's employment at any time. There is no obligation for uniformity of treatment of employees or participants under the Plan.

  (J) OTHER PROVISIONS

     The Option Agreements authorized under the Plan shall contain such other provisions, consistent with the Plan, as the Committee shall deem advisable.

6.  TERM OF PLAN

     Subject to Article 8, the Plan shall remain in effect until all Shares subject or which may become subject to the Plan shall have been purchased pursuant to Options.

7.  INDEMNIFICATION OF COMMITTEE

     To the full extent permitted by law, the Company shall indemnify each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee.

8.  AMENDMENT OF THE PLAN

     The Board of Directors of the Company may from time to time amend, suspend or discontinue the Plan, provided, however, that, without shareholder approval, no action of the Board of Directors or of the Committee may: (i) increase the number of Shares subject to the Plan pursuant to Article 4 (except as provided in Article 5(g)) or (ii) permit the granting of any Option at a price less than that determined in accordance with Article 5(c). Without the written consent of the affected optionee, no amendment, suspension or termination of the Plan shall alter or impair any Option previously granted to such optionee under the Plan.

9.  APPLICATION OF FUNDS

     The proceeds received by the Company from the sale of Shares pursuant to Options will be used for general corporate purposes.

10.  NO OBLIGATION TO EXERCISE OPTION

     The granting of an Option shall impose no obligation upon the optionee to exercise such Option.

[SAGA LOGO]

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

                                                             THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

                              VOTER CONTROL NUMBER



                YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

                       VOTE-BY-INTERNET [COMPUTER GRAPHIC]

1. LOG ON TO THE INTERNET AND GO TO http://www.eproxyvote.com/sga

2. ENTER YOUR VOTER CONTROL NUMBER LISTED ABOVE AND FOLLOW THE EASY STEPS OUTLINED ON THE SECURED WEBSITE.

                                       OR

                        VOTE-BY-TELEPHONE [PHONE GRAPHIC]

1. CALL TOLL-FREE
    1-877-PRX-VOTE (1-877-779-8683)

2. ENTER YOUR VOTER CONTROL NUMBER LISTED ABOVE AND FOLLOW THE EASY RECORDED INSTRUCTIONS.

  IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL


[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL PROPOSALS.

1.  ELECTION OF DIRECTORS:

     NOMINEES: (01) Jonathan Firestone, (02) Brian W. Brady,
               (03) Edward K. Christian, (04) Kristin M. Allen,
               (05) Donald J. Alt, (06) Robert J. Maccini, (07) Gary Stevens

                       FOR                      WITHHELD
                       ALL                      FROM ALL
                     NOMINEES [ ]            [ ]NOMINEES

[ ] ________________________________________________________________________
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name above.

Signature: _________________________________________________ Date: ___________

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 2003.

                          FOR      AGAINST       ABSTAIN
                          [ ]        [ ]           [ ]

3. To ratify the adoption of the Saga Communications, Inc. 2003 Employee Stock Option Plan.

                          FOR      AGAINST       ABSTAIN
                          [ ]        [ ]           [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: _________________________________________________ Date: ___________

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by returning your proxy in the enclosed envelope.

On February 26, 2003, the Company reported net revenue of $114.8 million, station operating income (excluding depreciation, amortization and corporate general and administrative expenses) of $41.4 million and net income of $14.0 million for the year ended December 31, 2002.

                               DETACH HERE



                                      PROXY

                            SAGA COMMUNICATIONS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Class A Common Stock, $.01 par value, of the undersigned in Saga Communications, Inc. at the Annual Meeting of its Stockholders to be held May 12, 2003 or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE